EX—FILING FEES
Calculation of Filing Fee Tables
Schedule TO
(Form Type)

North Haven Private Income Fund LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$69,790,208.40(1)	0.01102%	7,690.88 (2)
Fees Previously Paid			-
Total Transaction Valuation	$69.790.208.40
Total Fees Due for Filing			$7,690.88
Total Fees Previously Paid			-
Total Fee Offsets
Net Fee Due			$7,690.88

(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 3,730,102 Class S Units of North Haven Private Income Fund LLC at a price equal to $18.71 per unit, which represents the Company’s net asset value as of March 31, 2023.
(2) Calculated at $110.20 per $1,000,000 of the transaction value.

Table 2 – Fee Offset Claims and Sources

Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source